FOR IMMEDIATE RELEASE:
August 31, 2011

Contact:

Chris Delamater, Director of Marketing Northeast Bank 207-786-3245 ext. 3548 cdelamater@northeastbank.com

Northeast Bancorp Insurance Division acquired by
Maine agency, and local management
Customers and employees assured smooth transition

Lewiston, ME (August 31, 2011) – Northeast Bancorp (NASDAQ: NBN) (“Northeast” or the “Company”) announced today that its insurance division – Northeast Bank Insurance Group – has been acquired by local agencies in two separate transactions, effective September 1, 2011. The Varney Agency, of Bangor, Maine, will purchase the assets of nine Northeast Bank insurance offices which cover southern, central, and western Maine.  Brad Scott, currently a member of the Northeast Bank Insurance Group’s senior management team, will acquire the assets of Spence and Mathews Insurance, which operates one insurance office in Berwick, Maine, and serves customers in Southern Maine and Seacoast New Hampshire. Total sale proceeds of $9.7 million will add approximately $8.4 million to the Company’s tangible equity.

“This is a very good transaction for our customers, employees, and for our company” said Rick Wayne, President and Chief Executive Officer of Northeast Bancorp. “It further strengthens our balance sheet, while retaining jobs and services in Maine.  We are pleased that both the Varney Agency and Spence and Mathews, two well established, local agencies, will be acquiring our insurance business. We will work closely with them to ensure that this transition is a smooth one.”

Northeast will continue to have a business relationship with both the Varney Agency and Spence and Mathews Insurance after the transaction closes. Northeast Bank will be referring customers with insurance needs to each of these agencies.  In both transactions, existing Northeast Bank Insurance Group customer insurance policies, carriers, terms, and the majority of account service representatives will remain.

“This transaction allows us to maintain a strong working relationship with our insurance colleagues,” said Jim Delamater President and Chief Executive Officer of the Northeast Community Banking Division. “We look forward to partnering with both the Varney Agency and Spence and Mathews to continue delivering high quality insurance services to our customers.”

These transactions will further the growth of two well-established Maine businesses.

“I am excited about this transaction as it allows us to add offices in new parts of the state and provides us the ability to leverage the experience, reputation, and talent of Northeast’s insurance professionals,” said Tim Varney, owner of the Varney Agency.  “I feel privileged to have been chosen by Northeast Bank to carry on the tradition of providing quality insurance service to their customers, and look forward to working with the staff to continue these efforts.”

Brad Scott, the new owner of Spence and Mathews, and a longtime Northeast Bank insurance manager, will continue operating out of the Berwick office. “This transaction enables us to acquire an excellent business, retain talented employees, continue in a great location, and maintain a strong relationship with Northeast Bank,” said Scott. “We are very excited to work closely with the bank in the years ahead.”

The Varney Agency and Spence and Mathews will be contacting customers directly, but all retail locations and contact numbers will remain the same. Customers with inquiries may contact the Varney Agency at 877-947-8637 or Spence and Mathews Insurance at 800-595-2565.

About Northeast Bancorp
Northeast Bancorp (NASDAQ: NBN) is the holding company for Northeast Bank, a full service community bank headquartered in Lewiston, Maine. Northeast Bank derives its income from a combination of traditional banking services and non-traditional financial products and services, including insurance and investments. The Company has approximately $596 million in assets as of June 30th, 2011 and operates ten traditional bank branches, three investment centers and three loan production offices that serve seven counties in Maine and two in New Hampshire. Information regarding Northeast Bank can be found on its website at www.northeastbank.com or by contacting 1-800-284-5989.

About Spence and Mathews Insurance
The Spence and Mathews Insurance Agency was founded in 1935 and has provided insurance services to the southern Maine and New Hampshire region for over 70 years. It provides home, auto, and business insurance services to over 6,000 clients.

About the Varney Agency
Headquartered in Bangor, Maine the Varney Agency has been providing comprehensive insurance protection to Maine families since 1980.  After this transaction they will have 22 full-service branch offices located throughout the state.  They offer customers a winning combination: friendly, knowledgeable hometown professionals partnered with some of the nation's finest underwriting companies.

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